ARTICLES OF INCORPORATION OF ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the Commonwealth of Virginia (particularly Chapter 9, Title 13.1 of the Code of Virginia and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Virginia Stock Corporation Act"), hereby certifies that:

          FIRST:  The name of this Corporation shall be: Allegheny Communications Connect of Virginia, Inc.

          SECOND:  Its initial registered office in the Commonwealth of Virginia is to be located at 5511 Staples Mill Road, Richmond, Virginia 23228, physically located in the County of Henrico and its initial Registered Agent at such address is Edward R. Parker, a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

          THIRD:  The Corporation is organized as a public service company engaged in the business of providing telecommunications services pursuant to Section 13.1-620 of the Virginia Stock Corporation Act, as amended from time to time. The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which a corporation organized as a public service company engaged in the business of providing telecommunications services may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, including without limitation any or all lawful business related to or incidental to its stated business as a public service company engaged in the business of providing telecommunications services.

          FOURTH:  The total number of shares of stock which this corporation is authorized to issue is 1,000 Shares of common stock at No Par Value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

           FIFTH:  The number of directors constituting the Board of Directors shall be not less than one, and the name and address of the person who is to serve as the initial director until his successor(s) shall have been duly elected and qualified or he earlier dies, resigns, or is removed, is:

John W. Flinko Allegheny Communications Connect, Inc. Roseytown Road, R.R. #12 Box 1000 Greensburg, PA 15601
SIXTH: The name and address of the incorporator is as follows:
Deborah J. Henry c/o Allegheny Energy Service Corporation 800 Cabin Hill Drive Greensburg, PA 15601
IN WITNESS WHEREOF, I have hereunto set my hand and seal this 3rd day of March, A.D. 2000.
/s/ Deborah J. Henry___________ Deborah J. Henry, Incorporator